UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2011 (June 10, 2011)

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100

Westlake, TX 76262

(Address of principal executive offices, including Zip Code)

(858) 724-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 14, 2011, Audatex North America, Inc. (the “Issuer”), an indirect wholly-owned subsidiary of Solera Holdings, Inc. (the “Company”), completed the private sale of $450.0 million aggregate principal amount of the Issuer’s 6.75% Senior Notes due 2018 (the “Notes”). The net proceeds from the issuance and sale of the Notes, together with cash on hand, were used to (i) purchase all outstanding membership interests of Explore Information Services, LLC (“Explore”) from HireRight Solutions, Inc. and its indirect parent company, Altegrity, Inc., and (ii) pay all fees and expenses in connection with such purchase.

Purchase Agreement

On June 10, 2011, the Issuer entered into a purchase agreement (the “Purchase Agreement”) among the Issuer, the guarantors party thereto (the “guarantors”) and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers (together, the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Issuer agreed to sell to the Initial Purchasers, and the Initial Purchasers agreed to purchase from the Issuer, $450.0 million in aggregate principal amount of the Notes. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Issuer and the guarantors, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities. The sale of the Notes closed on June 14, 2011.

Indenture

The Notes were issued pursuant to an indenture, dated June 14, 2011 (the “Indenture”), among the Issuer, the guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Notes were offered at an original issue price of 100.0%.

Interest and Maturity

The Notes bear interest at a rate of 6.75% and mature on June 15, 2018. Interest is payable on the Notes on June 15 and December 15 of each year, commencing December 15, 2011.

Guarantees

The Issuer’s obligations under the Notes are guaranteed by the Company and all of the Company’s wholly-owned domestic subsidiaries (other than the Issuer and one immaterial domestic subsidiary). The Notes and the guarantees are unsecured senior obligations of the Issuer and the guarantors.

Covenants

The Indenture contains restrictive covenants that limit the ability of the Company and the Company’s restricted subsidiaries to, among other things: incur additional debt or issue preferred stock; create liens; create restrictions on the Company’s subsidiaries’ ability to make payments to the Company; pay dividends and make other distributions in respect of the Company’s and its restricted subsidiaries’ capital stock; redeem or repurchase the Company’s capital stock or prepay subordinated indebtedness; make certain investments or certain other restricted payments; guarantee indebtedness; designate unrestricted subsidiaries; sell certain kinds of assets; enter into certain types of transactions with affiliates; and effect mergers or consolidations. These covenants are subject to important exceptions and qualifications set forth in the Indenture, including exceptions that allow the Company to: (i) pay dividends and make other distributions in respect of the Company’s common stock of up to $30 million in any calendar year; (ii) make other distributions (including dividends) of up to $150 million during the term of the Indenture; and (iii) make other distributions (including dividends) up to an amount determined by reference to, among other things, 50% of the Company’s consolidated net income during the term of the Indenture provided that the Company has a fixed charge coverage ratio at the time of such distribution equal to or greater than 2 to 1.

Certain of these covenants will be terminated if the Notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing.

Events of Default

The Indenture provides for events of default (subject in certain cases to customary grace and cure periods) which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness, certain events of bankruptcy or insolvency and when the guarantees of significant subsidiaries cease to be in full force and effect. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately. All provisions regarding remedies in an event of default are subject to the Indenture.

Redemption

The Issuer may redeem the Notes, in whole or in part, at any time prior to June 15, 2014 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the “make-whole” premium set forth in the Indenture. The Issuer may redeem the Notes, in whole or in part, at any time on or after June 15, 2015 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time on or prior to June 15, 2015, on one or more occasions, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings, as described in the Indenture, at a redemption price equal to 106.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. If the Issuer experiences certain change of control events, holders of the Notes may require it to repurchase all or part of their Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Notes are not registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements.

A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Notes and the Indenture is qualified in its entirety by reference to such exhibit.

Joinder Agreement with Respect to the Purchase Agreement

On June 14, 2011, Explore and the Initial Purchasers entered into a joinder agreement (the “Joinder Agreement”). Pursuant to the Joinder Agreement, Explore agreed to become a party to the Purchase Agreement, be bound by all the representations and warranties attributable to it contained in the Purchase Agreement and perform all obligations and duties required of it pursuant to the Purchase Agreement.

Supplemental Indenture

On June 14, 2011, Explore, the Issuer, the guarantors and the Trustee entered into a supplemental indenture (the “Supplemental Indenture”), supplementing the Indenture. Pursuant to the Supplemental Indenture, Explore agreed to become a guarantor of the Issuer’s obligations under the Notes.

A copy of the Supplemental Indenture is attached as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Supplemental Indenture is qualified in its entirety by reference to such exhibit.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 14, 2011, the Company, through Claims Services Group, Inc., its indirect wholly-owned subsidiary, completed its acquisition of all of the outstanding membership interests of Explore from HireRight Solutions, Inc. and its indirect parent company, Altegrity, Inc., pursuant to the terms and conditions of a purchase agreement (the “Explore Purchase Agreement”), dated April 23, 2011, by and between the Company, Claims Services Group, HireRight Solutions, Inc. and Altegrity, Inc. The purchase price paid at closing was equal to $520.0 million and is subject to certain post-closing adjustments. Explore provides data and analytics services for automotive property and casualty insurance companies and state governments.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth under the captions “Indenture” and “Supplemental Indenture” in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2011, Jerrell W. Shelton, a member of the Board of Directors (the “Board”) of the Company, notified the Board that he will (i) not stand for re-election at the Company’s 2011 annual meeting of stockholders and (ii) continue to serve as a member of the Board, the Audit Committee and the Nominating and Corporate Governance Committee through the date of the Company’s 2011 annual meeting of stockholders (the “Notice”).

The Company’s Nominating and Corporate Governance Committee has been actively searching for director candidates. The Nominating and Corporate Governance Committee commenced these searches a considerable period of time prior to and for reasons unrelated to the Notice.

Item 8.01	Other Events

Tony Aquila (“Executive”), the President, Chief Executive Officer and Chairman of the Board of the Company, has entered into a written sales plan for trading shares of the Company’s common stock in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. Under Rule 10b5-1, directors, officers and other employees may adopt, when they are not in possession of material non-public information, a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times. Using Rule 10b5-1 sales plans, individuals can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact, and avoid concerns about transactions occurring at a time when they might possess material non-public information.

Executive entered into a sales plan with Morgan Stanley Smith Barney, LLC (“MSSB”) on June 15, 2011 following the expiration of Executive’s sales plan entered into on June 8, 2010. Pursuant to the sales plan, MSSB will undertake to sell up to approximately 120,000 shares of common stock of the Company currently owned by Executive during the six-month period ending December 31, 2011.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The financial statements required by this Item, with respect to Explore, will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is filed.

(b)	Pro forma financial information.

The pro forma financial information required by this Item, with respect to Explore will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is filed.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of June 14, 2011, among Audatex North America, Inc., Solera Holdings, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Form of 6.75% Senior Note due 2018 (included as Exhibit A to Exhibit 4.1).

4.3	Supplemental Indenture, dated as of June 14, 2011, among Explore Information Services, LLC, Audatex North America, Inc., Solera Holdings, Inc., the other guarantors named therein and U.S. Bank National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON M. BRADY
Date: June 16, 2011	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated as of June 14, 2011, among Audatex North America, Inc., Solera Holdings, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Form of 6.75% Senior Note due 2018 (included as Exhibit A to Exhibit 4.1).

4.3	Supplemental Indenture, dated as of June 14, 2011, among Explore Information Services, LLC, Audatex North America, Inc., Solera Holdings, Inc., the other guarantors named therein and U.S. Bank National Association, as trustee.